EXHIBIT 10.1

TORCHMARK CORPORATION

PERFORMANCE SHARE AWARD CERTIFICATE

Non-transferable

G R A N T     T O

(“Grantee”)

by Torchmark Corporation (the “Company”) of Performance Shares (the “Performance Shares”) representing the right to earn, on a one-for-one basis, shares of the Company’s Common Stock, $1.00 par value (“Stock”), pursuant to and subject to the provisions of the Torchmark Corporation 2011 Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following pages of this award certificate (this “Certificate”).

The target number of Performance Shares subject to this award is              (the “Target Award”). Depending on the Company’s level of attainment of specified targets for earnings per share, underwriting income, and return on equity for fiscal years 2012, 2013, and 2014, Grantee may earn 0% to 200% of the Target Award, in accordance with the matrices attached hereto as Exhibit A and the terms of this Certificate.

By accepting this Award, Grantee shall be deemed to have agreed to the terms and conditions of this Certificate and the Plan.

IN WITNESS WHEREOF, Torchmark Corporation, acting by and through its duly authorized officers, has caused this Certificate to be executed.

TORCHMARK CORPORATION		Grant Date:

By:		Accepted by Grantee:
Its:	Authorized Officer

TERMS AND CONDITIONS

1.     Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan. In addition, for purposes of this Certificate:

(i) “Confirmation Date” the date of the Committee’s certification of achievement of the Performance Objectives and determination of the Performance Multiplier following the end of the Performance Period.

(ii) “Early Retirement” means resignation or termination of employment without Cause from the Company at or after age 60 and before age 65.

(iii) “Normal Retirement” means resignation or termination of employment without Cause from the Company at or after age 65.

(ii) “Performance Multiplier” means the percentage, from 0% to 200%, that will be applied to the Target Award to determine the number of Performance Shares that will convert to shares of Stock on the Conversion Date, as more fully described in Exhibit A hereto.

(iii) “Performance Objectives” are the performance objectives relating to Earnings per Share, Underwriting Income, and Return on Equity set forth on Exhibit A that must be achieved in order for any Performance Shares to be earned by Grantee pursuant to this Award.

(iv) “Performance Period” means the three-year period commencing on January 1, 2012 and ending on December 31, 2014.

(v)  “Prorated Target Award” means, in the case of Grantee’s Early Retirement prior to the Vesting Date, a specified percentage of the Target Award, as follows:

Age at Early Retirement	Prorated Target Award
60	10% of Target Award
61	20% of Target Award
62	40% of Target Award
63	60% of Target Award
64	80% of Target Award

(vi) “Vesting Date” is defined in Section 3 of this Agreement.

2.     Earning and Vesting of Performance Shares.    The Performance Shares have been credited to a bookkeeping account on behalf of Grantee and do not represent actual Shares of Common Stock. The Performance Shares represent the right to earn up to 200% of the Target Award (or the Prorated Target Award, in the event of Grantee’s Early Retirement prior to the Vesting Date), based on (i) the Company’s attainment of the Performance Objectives and the application of the Performance Multiplier to the Target Award in accordance with Exhibit A. Notwithstanding the foregoing, in the event of Grantee’s death or Disability during the Performance Period, Grantee shall be deemed to have earned 100% of the Target Award upon such event (without application of any Performance Multiplier). In addition, notwithstanding the foregoing or anything in the Plan to the contrary, upon a Change in Control of the Company in which the Performance Shares are not assumed by the Surviving Entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board, Grantee shall be deemed to have earned 100% of the Target Award upon such event (without application of any Performance Multiplier), and there shall be a prorata payout to Grantee within thirty (30) days following the Change in Control, based upon the length of time within the Performance Period that has elapsed prior to the Change in Control. Further, upon a Change in Control of the Company in which the Performance Shares are assumed by the Surviving Entity or otherwise equitably converted or substituted in connection with the Change in Control, if within two years after the effective date of the Change in Control, Grantee’s employment is terminated without Cause or Grantee resigns for Good Reason, Grantee shall be deemed to have earned 100% of the Target Award as of the date of termination (without application of any Performance Multiplier), and there shall be a prorata payout to Grantee within thirty (30) days following the date of termination, based upon the length of time within the Performance Period that has elapsed prior to the date of termination.

Any earned Performance Shares will vest and become non-forfeitable on the earliest to occur of the following (the “Vesting Date”):

(a)

the Confirmation Date, provided either (i) Grantee has continued in the employment of the Company or its Affiliates through such date or (ii) Grantee’s employment with the Company has terminated due to Grantee’s Normal Retirement or Early Retirement, or

(b)	the termination of Grantee’s employment due to death or Disability, or

(c)	a Change in Control of the Company.

In the event Grantee’s employment terminates for any reason other than as described above at any time prior to the applicable Vesting Date, all of Grantee’s Performance Units will immediately be forfeited to the Company without further consideration or any act or action by Grantee.

3.     Conversion to Stock.    Any earned and vested Performance Shares will be converted to actual unrestricted shares of Stock (one share per vested Performance Share) within thirty (30) days following the Vesting Date (and in no event later than March 15, 2015). These shares will be registered on the books of the Company in Grantee’s name as of the Conversion Date and stock certificates for the Stock shall be delivered to Grantee or Grantee’s designee upon request of the Grantee. Any Performance Shares that fail to vest in accordance with the terms of this Certificate will be forfeited and reconveyed to the Company without further consideration or any act or action by Grantee.

5.     Restrictions on Transfer and Pledge.    No right or interest of Grantee in the Performance Shares may be pledged, encumbered, or hypothecated or be made subject to any lien, obligation, or liability of Grantee to any other party other than the Company or an Affiliate. The Performance Shares may not be sold, assigned, transferred or otherwise disposed of by Grantee other than by will or the laws of descent and distribution.

6.     Restrictions on Issuance of Stock.  If at any time the Committee shall determine, in its discretion, that registration, listing or qualification of the Stock underlying the Performance Shares upon any securities exchange or similar self-regulatory organization or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the settlement of the Performance Shares, stock units will not be converted to Stock in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

7.     Limitation of Rights.    The Performance Shares do not confer to Grantee or Grantee’s beneficiary, executors or administrators any rights of a shareholder of the Company unless and until shares are in fact issued to such person in connection with the units. Nothing in this Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s employment at any time, nor confer upon Grantee any right to continue in employment of the Company or any Affiliate.

8.     No Entitlement to Future Awards.    The grant of the Performance Shares does not entitle Grantee to the grant of any additional units or other awards under the Plan in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the number of units, and vesting provisions.

9.     Payment of Taxes.    The Company or any Affiliate employing Grantee has the authority and the right to deduct or withhold, or require Grantee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the vesting or settlement of the Performance Shares. With respect to withholding required upon any taxable event arising as a result of the Performance Awards, the employer may satisfy the tax withholding requirement by withholding shares of Stock having a Fair Market Value as of the date that the amount of tax to be withheld is to be determined as nearly equal as possible to (but no more than) the total minimum statutory tax required to be withheld The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company, and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

10.    Recoupment. Any shares of Stock issued upon conversion of the Performance Shares shall be subject to forfeiture and recoupment by the Company based on a later determination that the vesting of such Performance Shares was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, whether or not the Participant caused or contributed to such material inaccurancy.

11.    Amendment.  Subject to the terms of the Plan, the Committee may amend, modify or terminate this Certificate without approval of Grantee; provided, however, that such amendment, modification or termination shall not, without Grantee’s consent, reduce or diminish the value of this award determined as if it had been fully vested (i.e., as if all restrictions on the Performance Shares hereunder had expired) on the date of such amendment or termination. Notwithstanding the foregoing, Grantee hereby expressly agrees to any amendment to the Plan and this Agreement to the extent necessary to comply with applicable law or changes to applicable law (including, but not limited to, Code Section 409A) and related regulations or other guidance and federal securities laws.

12.    Plan Controls.    The terms contained in the Plan shall be and are hereby incorporated into and made a part of this Certificate and this Certificate shall be governed by and construed in accordance with the Plan. Without limiting the foregoing, the terms and conditions of the Performance Shares, including the number of shares and the class or series of capital stock which may be delivered upon settlement of the Performance Shares, are subject to adjustment as provided in Article 15 of the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Certificate, the provisions of the Plan shall be controlling and determinative. Any conflict between this Certificate and the terms of a written employment with Grantee that has been approved, ratified or confirmed by the Committee shall be decided in favor of the provisions of such employment agreement.

13.    Governing Law.    This Certificate shall be construed in accordance with and governed by the laws of the State of Delaware, United States of America, regardless of the law that might be applied under principles of conflict of laws.

14.    Severability.  If any one or more of the provisions contained in this Certificate is deemed to be invalid, illegal or unenforceable, the other provisions of this Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

15.    Relationship to Other Benefits.    The Performance Shares shall not affect the calculation of benefits under any other compensation plan or program of the Company, except to the extent specially provided in such other plan or program.

16.    Notice.    Notices and communications hereunder must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Torchmark Corporation., 3700 South Stonebridge Drive, McKinney, Texas 75070, Attn: Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.

EXHIBIT A

The Performance Shares will be earned, in whole or in part, based on the Company’s achievement of Performance Objectives relating to Earnings per Share, Underwriting Income, and Return on Equity (each as defined below).

		Performance Goals / Percent Earned			Actual	Performance	Weighted Performance
Performance Measure	Weighting	Threshold 50%	Target 100%	Maximum 200%	Performance	Multiplier Earned[1]	Multiplier Earned[2]

Cumulative EPS [3]	40%	$	$	$

Underwriting Income [4] ($million)	30%	$	$	$

Return on Equity [5]	30%	%	%	%

					Performance Multiplier[6]

[1]	Performance below the Threshold level results in 0% earned. All other percentages earned are determined by pro-ration between the appropriate Performance Goals.

[2]	Performance Multiplier for the Performance Measure multiplied by the Weighting assigned to that Performance Measure

[3]	“Earning per Share” means the cumulative sum of “total diluted net income per share,” as reported in the Company’s Consolidated Statements of Operations for each fiscal year in the Performance Period.

[4]

“Underwriting Income” means the cumulative sum of the insurance underwriting margins of the life, health and annuity segments, plus other income, less insurance administrative expenses (excluding the investment segment, parent company expense and income taxes) for each fiscal year during the Performance Period.

[5]

“Return on Equity” means average of return on equity on a GAAP basis earned for the three-year Performance Period. Thus if the ROE earned for 2012, 2013 and 2014 were 14%, 15% and 16% respectively, average ROE would be 15%.

[6]	Total of the Weighted Performance Multiplier Earned